EVANS & SUTHERLAND



                                                                  April 17, 1997


Dear Evans & Sutherland Shareholder:

          You are cordially invited to attend Evans & Sutherland's 1996 Annual Meeting of Shareholders to be held on Thursday, May 22, 1997 at 11:00 a.m., local time, at the Company's principal executive offices located at 600 Komas Drive, Salt Lake City, Utah.

          An outline of the business to be conducted at the meeting is given in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. In addition to the matters to be voted on, there will be a report on the progress of the Company and an opportunity for shareholders to ask questions.

          I hope you will be able to join us. To ensure your representation at the meeting, I encourage you to complete, sign, and return the enclosed proxy card as soon as possible. Your vote is very important. Whether you own a few or many shares of stock, it is important that your shares be represented.


                                Sincerely,



                                James R. Oyler
                                President and
                                Chief Executive Officer






600 Komas Drive / P.O. Box 58700 / Salt Lake City, Utah 84158 / 801-588-1000 /
FAX: 801-588-4500

                               EVANS & SUTHERLAND
                              COMPUTER CORPORATION
                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 22, 1997



TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Evans & Sutherland Computer Corporation (Evans & Sutherland, E&S, or the Company), a Utah corporation, will be held on Thursday, May 22, 1997 at 11:00 a.m., local time, at the Company's principal executive offices located at 600 Komas Drive, Salt Lake City, Utah, for the following purposes:

     1. To elect two directors to serve until the 2000 Annual Meeting of Shareholders;

     2. To approve an amendment to the Evans & Sutherland 1995 Long-Term Incentive Equity Plan to increase the number of shares issuable under such plan by 450,000 shares;

     3. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and

     4. To transact such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Shareholders of record at the close of business on March 24, 1997 (the "Record Date") are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

     We invite all shareholders to attend the meeting in person. Any shareholder attending the meeting may vote in person even if such shareholder previously signed and returned a proxy.



                                FOR THE BOARD OF DIRECTORS



                                Gary E. Meredith
                                Senior Vice President and
                                Secretary



Salt Lake City, Utah
April 17, 1997

--------------------------------------------------------------------------------
THE VOTE OF EACH SHAREHOLDER IS IMPORTANT. TO ASSURE REPRESENTATION OF YOUR SHARES, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

                               EVANS & SUTHERLAND
                              COMPUTER CORPORATION

                                600 Komas Drive
                           Salt Lake City, Utah 84108
                           --------------------------

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS

GENERAL

   The enclosed Proxy is solicited on behalf of the Board of Directors of Evans & Sutherland Computer Corporation (Evans & Sutherland, E&S, or the Company), a Utah corporation, to be voted at the Annual Meeting of Shareholders to be held on Thursday, May 22, 1997 at 11:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting of Shareholders will be held at the Company's principal executive offices located at 600 Komas Drive, Salt Lake City, Utah 84108.

   These proxy solicitation materials were mailed on or about April 17, 1997 to all shareholders entitled to vote at the meeting. The cost of soliciting these proxies will be borne by the Company. These costs include the expenses of preparing and mailing proxy materials for the Annual Meeting and reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company has engaged the firm of Morrow & Company, Inc. (Morrow), a proxy solicitation firm, to assist the Company in the solicitation of proxies for the meeting. The Company will pay approximately $5,000 in fees for Morrow's services and will reimburse Morrow for reasonable out of pocket expenses. Proxies may also be solicited on behalf of the Company by directors, officers, or employees of the Company, without additional compensation.

THE PROXY

   Proxies shall be voted in accordance with the directions of the shareholders. Unless otherwise directed, Proxies will be voted (1) FOR the election of the two nominees for director, (2) FOR the amendment to the Evans & Sutherland 1995 Long-Term Incentive Equity Plan, (3) FOR ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1997, and (4) in the discretion of the persons named in the accompanying Proxy, upon such other matters as may properly come before the meeting.

   The affirmative vote of a majority of a quorum of shareholders is required for approval of all items being submitted to the shareholders for their consideration, except for the election of directors, which is determined by a simple plurality of the votes cast. The Company's by-laws provide that a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for transaction of business. Each shareholder is entitled to one vote for each share held on the Record Date. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. Abstentions will be included in tabulations of the votes cast for purposes of determining whether a proposal has been approved. Broker non-votes will not be counted for purposes of determining the number of votes cast for a proposal. All Proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later Proxy, or by voting in person at the meeting.

INFORMATION ON OUTSTANDING STOCK

   The Company's authorized capital stock consists of 30 million shares of $0.20 par value common stock, 5 million shares of class A preferred stock, no par value, and 5 million shares of class B preferred stock, no par value. As of March 24, 1997 (the "Record Date"), there were 9,073,389 shares of common stock issued and outstanding and there were no shares of preferred stock outstanding.

   Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the meeting. The presence at the meeting, in person or by proxy, of a majority of the shares entitled to vote shall constitute a quorum for the transaction of business.

                                  PROPOSAL ONE
                                  ------------

                             ELECTION OF DIRECTORS


   The Board of Directors is divided into three classes, currently consisting of two directors each, whose terms expire at successive annual meetings. Two directors will be elected at the Annual Meeting to serve for a three-year term expiring at the Company's Annual Meeting in the year 2000. Each nominee elected as a director will continue in office until their respective successors are duly elected and qualified.

   The Board of Directors has proposed the following nominees for election as directors at the Annual Meeting: Mr. Peter O. Crisp and Mr. Ivan E. Sutherland. Unless otherwise instructed, the proxy holders will vote for the two nominees proposed. In the event a nominee is unable to serve, the proxies will be voted for a substitute nominee, if any, to be designated by the Board of Directors, to serve for the term proposed for the nominee replaced. The Board of Directors has no reason to believe that any nominee will be unavailable. All directors have served continuously since first elected as a director.

VOTE REQUIRED

   Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.


   THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" ALL OF THE NOMINEES LISTED ABOVE.

                                   DIRECTORS


   Set forth below is the principal occupation of, and certain other information regarding, such nominees and other directors whose terms of office will continue after the Annual Meeting.

DIRECTOR NOMINEES - TERMS ENDING IN 2000

Peter O. Crisp, Director of Evans & Sutherland since 1980 (17 years). Mr. Crisp has been a General Partner of Venrock Associates, a venture capital firm based in New York, since 1969. He is also a Director of American Superconductor Corporation, Long Island Lighting Co., Thermedics, Inc., Thermo Electron Corporation, Thermo Power Corporation, ThermoTrex Corporation, and United States Trust Corporation. Age: 64.

Ivan E. Sutherland, Co-founder of Evans & Sutherland and Director of Evans & Sutherland since 1968 (29 years). Mr. Sutherland is Vice President and Fellow for Sun Microsystems, Inc. From 1980 to late 1990, he served as Vice President and Technical Director for Sutherland, Sproull and Associates, Inc. Also during this period, Mr. Sutherland was associated with ATV as a partner and advisor in venture capital activities. From March 1976 to July 1980, he served as Fletcher Jones Professor of Computer Science and head of the Computer Science Department at the California Institute of Technology. Mr. Sutherland served as a Vice President and Chief Scientist of Evans & Sutherland from 1968 until June 1974, as Vice President of Picture Design Group from July 1974 to December 1974, and as a Senior Scientist for the Rand Corporation from January 1975 to May 1976.
Age: 58.

DIRECTORS CONTINUING IN OFFICE - TERMS ENDING IN 1998

Henry N. Christiansen, Director of Evans & Sutherland since 1983 (14 years). Mr. Christiansen served as a consultant to the Company from 1978 to 1981. He has been Professor of Civil Engineering at Brigham Young University since 1965, and he served as Chairman of the Department of Civil Engineering from May 1980 to August 1986. Age: 61.

James R. Oyler, President and Chief Executive Officer and Director of Evans & Sutherland since December 1994 (two years). Mr. Oyler is also a Director of Ikos Systems, Inc. Previously, he served as President of AMG, Inc. from mid-1990 through 1994 and as Senior Vice President of Harris Corporation from 1976 through mid-1990. Age: 51.

DIRECTORS CONTINUING IN OFFICE - TERMS ENDING IN 1999

Stewart Carrell, Chairman of the Board of Evans & Sutherland since March 1991 and Director of Evans & Sutherland since 1984 (13 years). Mr. Carrell also serves as Chairman of Seattle Silicon Corporation and as a Director of Tripos, Inc. From mid-1984 until October 1993, he was Chairman and Chief Executive Officer of Diasonics, Inc., a medical imaging company. From November 1983 until early 1987, Mr. Carrell was also a General Partner in Hambrecht & Quist LLC, a west coast based investment banking and venture capital firm. Age: 63.

John E. Warnock, Director of Evans & Sutherland since 1992 (five years). Mr. Warnock is Chairman and Chief Executive Officer of Adobe Systems, Inc. (Adobe). He is also a Director of Netscape Communications Corporation and Redbrick Systems. Mr. Warnock was a founder of Adobe and has served as a Director and its Chief Executive Officer since 1982. He was also President of Adobe from 1982 through March 1989. From April 1978, until the founding of Adobe, Mr. Warnock was Principal Scientist of the Imaging Sciences Laboratory at Xerox Corporation's Palo Alto Research Center. Age: 56.


BOARD MEETINGS AND COMMITTEES

   The Board of Directors held five Board Meetings in fiscal year 1996. Each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors, with the exception of John E. Warnock. The Board has established three committees, the Audit Committee, the Compensation and Stock Options Committee, and the Nomination Committee. The members of all three committees are Stewart Carrell, Henry N. Christiansen, Peter O. Crisp, Ivan E. Sutherland, and John E. Warnock.

   The principal functions of the Audit Committee are to recommend engagement of the Company's independent auditors, to consult with the Company's auditors concerning the scope of the audit and to review with them the results of their examination, to approve the services performed by the independent auditors, to review and approve any material accounting policy changes affecting the Company's operating results, and to review the Company's financial control procedures and personnel. The Audit Committee held two meetings in 1996.

   The Compensation and Stock Options Committee reviews compensation and benefits for the Company's executives and administers the grant of stock options under the Company's existing plans. Pursuant to delegated authority from the Board of Directors, Mr. Oyler, as Chief Executive Officer, determines all salaries except for the Company's corporate officers. There were no separate meetings of the Compensation and Stock Options Committee held in 1996, however, the committee executed four unanimous written consents in the granting of stock options.

   The Nomination Committee makes recommendations to the Board of Directors concerning candidates for election as directors. The Nomination Committee will consider nominees recommended by shareholders for election as a director. Such recommendations should be sent to the Secretary of the Company for presentation to the Nomination Committee. There were no separate meetings of the Nomination Committee held in 1996.

COMPENSATION OF DIRECTORS

   Members of the Board of Directors employed by the Company do not receive any separate compensation for services performed as a director. Those members of the Board of Directors not employed by the Company receive a $20,000 annual retainer per year plus $1,000 for each Board meeting attended. There is no separate compensation for committee meeting attendance.

   On February 2, 1989, the Board of Directors adopted the 1989 Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan"), which was approved by the shareholders on May 16, 1989. The Non-Employee Directors Plan was subsequently amended on February 20, 1996. Under the Non-Employee Directors Plan, 350,000 shares have been reserved for issuance of options. Pursuant to the Non-Employee Directors Plan, each non-employee director of the Company, serving at such time, received an option on May 16, 1989 to purchase 10,000 shares, which option was immediately exercisable. Each person who became an Eligible Director (non-employee) subsequent to the date of adoption of the Plan, receives an automatic grant, on the date of his first appointment or election to the Board, of an option to purchase 10,000 shares. Such options are exercisable in four annual installments on the first, second, third, and fourth anniversaries of the date of the grant.

   In addition to the initial grants, each Eligible Director is automatically granted additional options to purchase 10,000 shares of the Company's common stock on the first day of each fiscal year, provided, however, that in no event shall an Eligible Director be granted options under the Non-Employee Directors Plan to purchase more than 100,000 shares in the aggregate. Each option, after the initial option, becomes exercisable in four installments on the first, second, third, and fourth anniversaries of the date of the grant. Currently, the Board consists of four non-employee directors. As of the Record Date, 204,000 shares remain available for future option grants under the Non-Employee Directors Plan.

   The exercise price for options granted under the Non-Employee Directors Plan is equal to the fair market value of the common stock as of the last trading day immediately prior to the date the option is granted. The options have a term of ten years. However, each option automatically terminates 30 days after the optionee ceases to be a non-employee director of the Company except by reason of the optionee's death, disability, or employment by the Company or a subsidiary, in which case the option terminates 90 days after the occurrence of one of these stated events.

   Options granted pursuant to the Non-Employee Directors Plan are nonqualified stock options. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income on the excess of the fair market value on the date of exercise over the option exercise price. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as a capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than twelve months. In the event of a sale of the option, the optionee recognizes ordinary income on the difference between the option exercise price and the sale price. No tax deduction is available to the Company with respect to the grant of the option or the sale of stock acquired upon exercise of the option. The Company should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the nonqualified stock option. Generally, the recipients will be subject to the restrictions of
Section 16(b) of the 1934 Act.

                                  PROPOSAL TWO
                                  ------------

                      AMENDMENT TO THE EVANS & SUTHERLAND
                      1995 LONG-TERM INCENTIVE EQUITY PLAN

   On February 27, 1997, the Board of Directors unanimously approved, and recommends that the shareholders approve, an amendment to the Evans & Sutherland 1995 Long-Term Incentive Equity Plan (the "1995 Plan"), increasing the number of shares of Company common stock available for awards under the 1995 Plan from 350,000 shares (plus any shares that are available from prior plans that have not yet been granted or which may subsequently become available by termination or cancellation under such plans) to 800,000 shares (plus any shares that are available from prior plans that have not yet been granted or which may subsequently become available by termination or cancellation under such plans). The amendment also provides that (i) the limitations on the aggregate of awards granted under the 1995 Plan to any one individual be increased from 283,000 shares to 471,200 shares and (ii) the aggregate of incentive stock options issuable under the 1995 Plan be increased from 850,000 shares to 1,413,600 shares. In light of historical usage and expected future grants, the Company expects these increases will be adequate to meet current requirements. The Board believes that the potential dilutive effect of the sale of additional shares under the 1995 Plan is mitigated by the stock repurchase program currently in effect. The Company intends to register the 450,000 share increase on Form S-8 under the Security Act of 1933 as soon as practicable after receiving shareholder approval.

   The Board believes the use of long-term incentives as authorized under the 1995 Plan to be beneficial to the Company as a means of promoting the success and enhancing the value of Evans & Sutherland by linking the personal interests of its key employees to those of its shareholders and by providing them with an incentive for outstanding performance. These incentives also provide the Company flexibility in its ability to attract and retain the services of employees upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent.

   The 1995 Plan is administered by the Compensation and Stock Options Committee of the Board. This committee has the exclusive authority to administer the 1995 Plan, including the power to determine eligibility, the types and sizes of awards, and the price and timing of awards. The 1995 Plan is described in more detail under the heading "Evans & Sutherland 1995 Long-Term Incentive Equity Plan", beginning on page 10 of this Proxy Statement.

VOTE REQUIRED

   The affirmative vote of a majority of a quorum of shareholders is required for the approval of the amendment of the 1995 Plan.


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

                                 PROPOSAL THREE
                                 --------------

                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

   KPMG Peat Marwick LLP (KPMG), independent certified public accountants, has been selected by the Board of Directors as the firm to audit the accounts and to report on the financial statements of the Company for the fiscal year ending December 31, 1997, and recommends that the shareholders vote for ratification of such selection. Shareholder ratification of the selection of KPMG as the Company's independent auditors is not required by the Company's by-laws or otherwise. However, the Board is submitting the selection of KPMG for shareholder ratification as a matter of good corporate practice. KPMG has audited the Company's financial statements since 1968. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders.

   Neither KPMG, nor any of its members has any financial interest, direct or indirect, in the Company, nor has KPMG, nor any of its members ever been connected with the Company as promoter, underwriter, voting trustee, director, officer, or employee. In the event the shareholders do not ratify such appointment, the Board of Directors will reconsider its selection. Representatives of KPMG are expected to attend the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

VOTE REQUIRED

   The affirmative vote of a majority of a quorum of shareholders is required for the ratification of the appointment of KPMG.


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                               OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of March 24, 1997, (i) by each person who is known by the Company to own beneficially more than five percent of the Company's common stock, (ii) by each of the Company's directors, (iii) by the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers who served as executive officers at December 27, 1996 (the "Named Executive Officers"), and (iv) by all directors and executive officers as a group.

                                                                              Shares Beneficially Owned
         Directors, Officers, and                                             ---------------------------
         Principal Shareholders /(1)/                                           Number           Percent
         ----------------------                                               ----------        ---------
PRINCIPAL SHAREHOLDERS

   Vanguard/PRIMECAP Fund, Inc. /(2)/.....................................      840,000             9.3
   P.O. Box 2600, Valley Forge, Pennsylvania 19482-2600

   State of Wisconsin Investment Board /(3)/..............................      813,300             9.0
   P.O. Box 7842, Madison, Wisconsin 53707

   Brinson Partners, Inc. and Brinson Trust Company /(4)/.................      495,000             5.5
   209 South LaSalle, Chicago, Illinois 60604-1295

DIRECTORS

   Stewart Carrell /(5)/..................................................       29,749              *
   Henry N. Christiansen /(6)/............................................       29,250              *
   Peter O. Crisp /(7)/...................................................       65,687              *
   James R. Oyler /(8)/...................................................      138,324             1.5
   Ivan E. Sutherland /(9)/...............................................       62,780              *
   John E. Warnock /(10)/.................................................        9,250              *

OTHER EXECUTIVE OFFICERS

   Ronald R. Sutherland /(11)/............................................       36,667              *
   John T. Lemley /(12)/..................................................       38,334              *
   Gary E. Meredith /(13)/................................................       21,665              *
   Charles R. Maule /(14)/................................................       13,334              *

All directors and executive officers as a group - 19 persons (15).........      577,250             6.4

-----------
   * Less than one percent.

(1) Pursuant to the rules of the Securities and Exchange Commission, shares shown as "beneficially" owned include (a) shares subject to options currently exercisable or which will be exercisable within 60 days of the Record Date, (b) shares held by unincorporated entities and in trusts and estates over which an individual holds at least shared voting or investment powers, and (c) shares held in trusts and estates of which at least 10 percent of the beneficial interest of such trust is attributable to specified persons in the immediate family of the individual(s) involved. This information is not necessarily indicative of beneficial ownership for any other purpose. The Directors and Named Executive Officers of the Company have sole voting and investment power over the shares of the Company's common stock held in their names, except as noted in the following footnotes.

(2) Vanguard/PRIMECAP Fund, Inc. has sole voting power and shared dispositive power as to 840,000 shares according to Schedule 13G filed with the Securities and Exchange Commission on February 10, 1997.

(3) State of Wisconsin Investment Board has sole voting power and sole dispositive power as to 813,300 shares according to Schedule 13G filed with the Securities and Exchange Commission on January 31, 1997.

(4) The Brinson ownership group has shared voting power and shared dispositive power as to 495,000 shares according to Schedule 13G filed with the Securities and Exchange Commission on February 12, 1997.

(5) In addition to being a Director, Mr. Carrell is also Chairman of the Board of the Company. The number of shares attributable to Mr. Carrell includes 10,000 shares of common stock, 4,750 shares which are issuable upon conversion of $200,000 of convertible debentures at a conversion rate of $42.10 per share and acquired by Mr. Carrell on March 7, 1995, and 14,999 shares subject to outstanding stock options which are currently exercisable or will be exercisable on or before May 23, 1997.

(6) The number of shares attributable to Mr. Christiansen includes 6,000 shares of common stock, and 23,250 shares subject to outstanding stock options which are currently exercisable or will be exercisable on or before May 23, 1997.

(7) The number of shares attributable to Mr. Crisp includes 42,437 shares of common stock, and 23,250 shares subject to outstanding stock options which are currently exercisable or will be exercisable on or before May 23, 1997.

(8) In addition to being a Director, Mr. Oyler is also President and Chief Executive Officer of Evans & Sutherland. The number of shares attributable to Mr. Oyler includes 5,000 shares of common stock, and 133,324 shares subject to outstanding stock options which are currently exercisable or will be exercisable on or before May 23, 1997.

(9) The number of shares attributable to Mr. Ivan E. Sutherland includes 39,530 shares of common stock, and 23,250 shares subject to outstanding stock options which are currently exercisable or will be exercisable on or before May 23, 1997. Of the 39,530 shares of Common Stock, 11,300 shares are held by the Sutherland Family Trust of 1980 as to which Mr. Sutherland is a co-trustee with Marcia Sutherland, with each trustee having sole voting and dispositive power.

(10) The number of shares attributable to Mr. Warnock are 9,250 shares subject to outstanding stock options which are currently exercisable or will be exercisable on or before May 23, 1997.

(11) Mr. Ronald R. Sutherland is Vice President and General Manager of the Government Simulation business unit. The number of shares attributable to Mr. Sutherland includes 36,667 shares subject to outstanding stock options which are currently exercisable or will be exercisable on or before May 23, 1997.

(12) Mr. Lemley is Vice President and Chief Financial Officer of the Company. The number of shares attributable to Mr. Lemley includes 5,000 shares of common stock, and 33,334 shares subject to outstanding stock options which are currently exercisable or will be exercisable on or before May 23, 1997.

(13) Mr. Meredith is Senior Vice President and Secretary of the Company. The number of shares attributable to Mr. Meredith are 21,665 shares subject to outstanding stock options which are currently exercisable or will be exercisable on or before May 23, 1997.

(14) Mr. Maule is Vice President and General Manager of the Desktop Graphics business unit. The number of shares attributable to Mr. Maule are 13,334 shares subject to outstanding stock options which are currently exercisable or will be exercisable on or before May 23, 1997.

(15) The total for directors and officers as a group includes 199,760 shares of common stock, and 377,490 shares subject to outstanding stock options which are currently exercisable or will be exercisable on or before May 23, 1997.

                        EXECUTIVE OFFICER COMPENSATION

   The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company (i.e. the "Named Executive Officers") for the fiscal years ended December 27, 1996, December 29, 1995, and December 30, 1994.

                           Summary Compensation Table

                                                                                  Long-Term Compensation
                                                                            ----------------------------------
                                            Annual Compensation                Awards                 Payouts
                                            --------------------            -------------             --------
                                                                   Other
                                                                   Annual    Restricted                         All Other
                                                                  Compen-       Stock      Options/     LTIP     Compen-
     Name and                     Salary         Bonus (1)         sation     Award(s)       SARs     Payouts   sation (2)
Principal Position         Year     ($)             ($)             ($)          ($)          (#)       ($)        ($)
-------------------------  ----  ---------  --------------------  --------  -------------  ---------  --------  ----------
James R. Oyler             1996  $310,000         $174,100           -            -         100,000      -       $ 76,890
 President and             1995   300,000          277,400           -            -            -         -        150,592
 Chief Executive Officer   1994    23,077             -              -            -         150,000      -             33

Ronald R. Sutherland       1996   190,000          152,800           -            -          50,000      -        183,911
 Vice President,           1995   183,400          160,100           -            -            -         -         36,147
 Government Simulation     1994   175,500             -              -            -          30,000      -         31,873

John T. Lemley             1996   200,000          102,100           -            -            -         -         30,994
 Vice President and        1995    23,077             -              -            -         100,000      -         19,606
 Chief Financial Officer   1994      -                -              -            -            -         -           -

Gary E. Meredith           1996   186,500           85,700           -            -          30,000      -        291,262
 Senior Vice President     1995   181,830          151,300           -            -            -         -        119,241
 and Secretary             1994   174,000             -              -            -          35,000      -         12,298

Charles R. Maule           1996   145,962           46,200           -            -          40,000      -        111,650
 Vice President,           1995      -                -              -            -            -         -           -
 Desktop Graphics          1994      -                -              -            -            -         -           -

--------------
(1) Represents incentive bonuses for the year indicated, to be paid in the subsequent year. Amount of bonus is for achievement of corporate, individual, and organizational objectives for fiscal years 1996, 1995, and 1994.

(2) All other compensation for fiscal year 1996 includes (i) premiums paid for executive life insurance policies (Mr. Oyler $25,742, Mr. Sutherland $31,656, Mr. Lemley $23,218, Mr. Meredith $115,976, and Mr. Maule $10,838);
    (ii) matching contribution to the Company's Executive Savings Plan (Mr. Oyler $17,616, Mr. Sutherland $10,499, Mr. Lemley $6,000, and Mr. Maule $5,879); (iii) matching contribution to the Company's 401(k) Deferred Savings Plan (Mr. Sutherland $4,750, Mr. Lemley $462, and Mr. Meredith $4,750); (iv) premiums paid for group term life insurance policies (Mr. Oyler $1,314, Mr. Sutherland $2,286, Mr. Lemley $1,314, Mr. Meredith $3,798, and Mr. Maule $763); (v) premiums paid for executive medical insurance (Mr. Meredith $4,814); (vi) option exercise income that exceeds 10% of base salary (Mr. Sutherland $134,720 and Mr. Meredith $161,924); and (vii) reimbursement for relocation expenses (Mr. Oyler $32,218 and Mr. Maule $94,170).

    All other compensation for fiscal year 1995 includes (i) premiums paid for executive life insurance policies (Mr. Oyler $24,893, Mr. Sutherland $29,242, Mr. Lemley $19,505, and Mr. Meredith $108,204); (ii) matching contribution to the Company's 401(k) Deferred Savings Plan (Messrs. Sutherland and Meredith $4,620 each); (iii) premiums paid for group term life insurance policies (Mr. Oyler $629, Mr. Sutherland $2,285, Mr. Lemley $101, and Mr. Meredith $3,797); (iv) premiums paid for executive medical insurance (Mr. Meredith $2,620); and (v) reimbursement for relocation expenses (Mr. Oyler $125,070).

    All other compensation for fiscal year 1994 includes (i) matching contribution to the Company's 401(k) Deferred Savings Plan (Messrs. Sutherland and Meredith $4,620 each); (ii) premiums paid for group term life insurance policies (Mr. Oyler $33, Mr. Sutherland $2,213, and Mr. Meredith $3,715); (iii) premiums paid for executive medical insurance (Mr. Meredith $3,963); and (iv) option exercise income that exceeds 10% of base salary (Mr. Sutherland $25,040).

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

   The following table sets forth information regarding options granted during fiscal year 1996 to the "Named Executive Officers". No stock appreciation rights (SARs) were granted in 1996.

                                        Individual Grants
                        -------------------------------------------------     Potential Realizable Value
                                                                              at Assumed Annual Rates
                                      % of Total    Exercise                 of Stock Price Appreciation
                         Options/    Options/SARs    or Base                    for Option Term /(2)/
                           SARs       Granted to      Price    Expiration  -----------------------------
Name                    Granted (1)    Employees    Per Share     Date         At 5%          At 10%
----------------------  -----------  -------------  ---------  ----------  --------------  -------------
James R. Oyler             100,000       14.2%       $20.875    02/05/06     $1,312,818     $3,326,937
Ronald R. Sutherland        50,000        7.1%        20.875    02/05/06        656,409      1,663,469
John T. Lemley                -            -            -           -              -              -
Gary E. Meredith            30,000        4.3%        20.875    02/05/06        393,845        998,081
Charles R. Maule            40,000        5.7%        20.875    02/05/06        525,127      1,330,775

-----------------

(1) The options are all granted to employees under the Company's 1995 Long-Term Incentive Equity Plan and become exercisable in three equal installments on the first, second, and third anniversaries of the date of the grant. The options have a 10-year term, subject to earlier termination in the event of the optionee's cessation of service with the Company. The total number of options granted to employees during fiscal year 1996 was 704,200 shares.

(2) These potential realizable values are based on an assumed annual rate of increase in the value of the Company's common stock over the ten-year term of the options of five percent and ten percent, compounded annually, as required by the rules of the Securities and Exchange Commission. These rates of increase in value are not indicative of the past performance of the Company's common stock, and are not intended to be a forecast of future appreciation in value of the Company's common stock. The actual realizable value, if any, of these options is dependent upon the actual future value of the Company's common stock, which cannot be predicted with any assurance at this time.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

   The following table sets forth information concerning the exercise of stock options during fiscal year 1996 by each of the "Named Executive Officers" and lists the value of their unexercised options on December 27, 1996.

                                                      Number of Unexercised       Value of Unexercised
                                                          Options/SARs          In-the-Money Options/SARs
                                                       at Fiscal Year End        at Fiscal Year-End/(1)/
                        Shares Acquired   Value    --------------------------  --------------------------
         Name             on Exercise    Realized  Exercisable  Unexercisable  Exercisable  Unexercisable
----------------------  ---------------  --------  -----------  -------------  -----------  -------------
James R. Oyler                 -         $   -        99,990       150,010      $1,289,871     $1,070,129
Ronald R. Sutherland         12,000       134,720     10,000        70,000         128,750        470,000
John T. Lemley                 -             -        33,334        66,666         154,170        308,330
Gary E. Meredith             11,666       161,924       -           53,334            -           427,925
Charles R. Maule               -             -          -           40,000            -           170,000

--------------------

(1) Based on the closing price of the Company's common stock as reported on The NASDAQ Stock Market on Friday, December 27, 1996 of $25.125.

            EVANS & SUTHERLAND 1995 LONG-TERM INCENTIVE EQUITY PLAN

   On February 21, 1995, the Board of Directors adopted the Evans & Sutherland 1995 Long-Term Incentive Equity Plan (the "1995 Plan"), which was approved by the shareholders on May 18, 1995. The 1995 Plan authorizes grants of Incentive Stock Options ("ISOs"), Non-qualified Stock Options ("NQSOs"), Stock Appreciation Rights ("SARs"), Stock Awards, and Dividend Equivalents. The total number of shares of Company common stock available for awards under the 1995 Plan is 350,000, plus any shares that are available from prior plans that have not yet been granted or which may subsequently become available by termination or cancellation under the prior plans. On February 27, 1997, the Board of Directors, subject to shareholder approval, adopted an amendment to the 1995 Plan to increase the share reserve under the 1995 Plan from 350,000 shares to 800,000 shares. See Proposal Two, "Amendment to the Evans & Sutherland 1995 Long-Term Incentive Equity Plan", on page 4 of this Proxy Statement.

   The Board believes that use of long-term incentives as authorized under the 1995 Plan to be beneficial to the Company as a means of promoting the Company's success and enhancing its value by linking the personal interests of its key employees to those of its shareholders and by providing them with an incentive for outstanding performance. These incentives also provide the Company flexibility in its ability to attract and retain the services of employees upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent. The following is a summary of the 1995 Plan.

ADMINISTRATION

   The 1995 Plan is administered by a committee appointed by the Compensation and Stock Option Committee of the Board (the "Committee"). The Committee has the exclusive authority to administer the 1995 Plan, including the power to determine eligibility, the types and sizes of awards, and the price and timing of awards.

   Description of the Available Awards:

1. INCENTIVE STOCK OPTIONS

     An ISO is a stock option that satisfies the requirements specified in
   Section 422 of the Internal Revenue Code (the "Code"). In order for an option to qualify as an ISO, the price payable to exercise the option must equal or exceed the fair market value of the stock at the date of the grant, the option must lapse no later than ten years from the date of the grant, and the stock subject to ISOs that are first exercisable by an employee in any calendar year must not have a value of more than $100,000 as of the date of grant. Certain other requirements must also be met.

     An optionee will not be treated as receiving taxable income upon either the grant of an ISO or upon the exercise of an ISO. However, the difference between the exercise price and the fair market value on the date of exercise will be an item of tax preference at the time of exercise in determining liability for the alternative minimum tax, assuming that the common stock is either transferable or subject to a substantial risk of forfeiture under
   Section 83 of the Code. If at the time of exercise, the common stock is both nontransferable and is subject to a substantial risk of forfeiture, the difference between the exercise price and the fair market value of the common stock (determined at the time the common stock becomes either transferable or not subject to a substantial risk of forfeiture) is a tax preference item in the year in which the common stock becomes either transferable or not subject to a substantial risk of forfeiture.

     If common stock acquired by the exercise of an ISO is not sold or otherwise disposed of within two years from the date of its grant and is held for at least one year after the date such common stock is transferred to the optionee, any gain or loss resulting from its disposition will be treated as long-term capital gain or loss. If such common stock is disposed of before the expiration of the above-mentioned holding periods, a "disqualifying disposition" will occur. If disqualifying disposition occurs, the optionee will realize ordinary income in the year of the disposition in an amount equal to the difference between the fair market value of the common stock on the date of exercise and the exercise price, or the selling price of the common stock and the exercise price, whichever is less. The balance of the optionee's gain on a disqualifying disposition, if any, will be taxed as capital gain.

     In the event an optionee exercises an ISO using common stock acquired by a previous exercise of an ISO, unless the stock exchange occurs after the required holding periods, such exchange shall be deemed a disqualifying disposition of the stock exchanged.

     The Company will not be entitled to any tax deduction as a result of the grant or exercise of an ISO, or on a later disposition of the common stock received, except that in the event of a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

2. NON-QUALIFIED STOCK OPTIONS

     An NQSO is any stock option other than an Incentive Stock Option. Such options are referred to as "non-qualified" because they do not meet the requirements of, and are not eligible for, the favorable tax treatment provided by Section 422 of the Code.

     No taxable income will be realized by an optionee upon the grant of an NQSO, nor is the Company entitled to a tax deduction by reason of such grant. Upon the exercise of an NQSO, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price and the Company will be entitled to a corresponding tax deduction.

     Upon a subsequent sale or other disposition of common stock acquired through exercise of an NQSO, the optionee will realize short-term or long-term capital gain or loss to the extent of any intervening appreciation or depreciation. Such a resale by the optionee will have no tax consequence to the Company.

3. STOCK APPRECIATION RIGHTS

     An SAR is the right granted to an employee to receive the appreciation in the value of a share of common stock over a certain period of time. Under the 1995 Plan, the Company may pay such amount in cash, in common stock, or in a combination of both.

     A recipient who receives an SAR award is not subject to tax at the time of the grant and the Company is not entitled to a tax deduction by reason of such grant. At the time such award is exercised, the recipient must include in income the appreciation inherent in the SARs (i.e. the difference between the fair market value of the common stock on the date of grant and the fair market value of the common stock on the date the SAR is exercised). The Company is entitled to a corresponding tax deduction in the amount equal to the income includible by the recipient in the year in which the recipient recognizes taxable income with respect to the SAR.

4. STOCK AWARDS

     Under the Stock Award feature of the 1995 Plan, a key employee or consultant may be granted a specified number of shares of common stock or units equivalent in value to shares. However, vested rights to such shares may be subject to certain restrictions or conditions established by the Committee, such as continuous service with the Company, attainment of certain business objectives, or other performance based achievements. If the employee fails to comply with any of the restrictions during the period specified by the Committee, or the performance standards are not satisfied, the stock is forfeited.

     A recipient of a Stock Award will recognize ordinary income equal to the fair market value of the common stock ("Awarded Stock") at the time the restrictions lapse. The Company is entitled to a tax deduction equal to the amount of income recognized by the recipient in the year in which the restrictions lapse.

     Instead of postponing the income tax consequences of a Stock Award, the recipient may elect to include the fair market value of the common stock in income in the year the award is granted. This election is made under Section 83(b) of the Code. This Section 83(b) election is made by filing a written notice with the Internal Revenue Service office with which the recipient files his or her Federal income tax return. The notice must be filed within 30 days of the date of grant and must meet certain technical requirements.

     The tax treatment of the subsequent disposition of the Awarded Stock will depend upon whether the recipient has made a Section 83(b) election to include the value of the common stock in income when awarded. If the recipient makes a Section 83(b) election, any disposition thereafter will result in a capital gain or loss equal to the difference between the selling price of the common stock and the fair market value of the common stock on the date of grant. Such capital gain or loss will be a long-term or short-term capital gain or loss depending upon the period the Awarded Stock is held. If no Section 83(b) election is made, any disposition thereafter will result in a capital gain or loss equal to the difference between the selling price of the Awarded Stock and the fair market value of the Awarded Stock on the date the restrictions lapsed. Again, such capital gain or loss will be a long-term or short-term capital gain or loss depending upon the period the Awarded Stock is held.

     During the period in which a recipient holds the Awarded Stock, if dividends are declared prior to the lapse of the restrictions, the dividends will be treated for tax purposes by the recipient and the Company in the following manner: If the recipient makes a Section 83(b) election to recognize income at the time of the Stock Award, the dividends will be taxed as dividend income to the recipient when the restrictions lapse. Under such circumstances, the Company will not be entitled to a tax deduction, nor will it be required to withhold for applicable taxes. If no such election is made by the recipient, the dividends will be taxed as compensation to the recipient at the time the restrictions lapse and will be deductible by the Company and subject to income tax withholding at that time.

5. Dividend Equivalents

     The 1995 Plan also allows for the granting of dividend equivalent rights in conjunction with the grant of other awards under the 1995 Plan. Such dividends or dividend equivalents may be paid currently or may be credited to a participant's account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares or share equivalents. A recipient of a dividend equivalent will not be treated as receiving taxable income upon the grant of a dividend equivalent. The recipient will recognize ordinary income at the time dividend equivalents are paid.

Recent Tax Changes

   Section 162(m) of the Code, adopted as part of the Revenue Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly-held corporation for compensation paid to any "covered employee" in any taxable year beginning after December 31, 1993. The term "covered employee" for this purpose is defined generally as the chief executive officer and the four other highest paid employees of the corporation.

   Performance-based compensation is outside the scope of the $1 million limitation, and, hence, generally can be deducted by a publicly-held corporation without regard to amount; provided that, among other requirements, such compensation is approved by shareholders. Among the items of performance-based compensation that can be deducted without regard to amount (assuming shareholder approval and other applicable requirements are satisfied) is compensation associated with the exercise price of a stock option so long as the option has an exercise price equal to or greater than the fair market value of the underlying stock at the time of the option grant. All options granted under the 1995 Plan will have an exercise price at least equal to the fair market value of the underlying stock on the date of grant.

Tax Withholding

   The Company shall have the right to deduct from any settlement of an award made under the 1995 Plan, including the delivery or vesting of shares, a sufficient amount to cover withholding of any federal, state, or local taxes required by law, or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may permit shares to be used to satisfy required tax withholding and such shares shall be valued at their fair market value as of the settlement date of the applicable award.

Plan Amendment

   The 1995 Plan may be amended by the Committee as it deems necessary or appropriate to better achieve the purposes of the 1995 Plan, except that no such amendments which would increase the number of shares available for issuance or cause the 1995 Plan not to comply with Rule 16b-3 (or any successor rule) under the Securities Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code shall be made without the approval of the Company's shareholders.

                             Pension Plan and SERP

   The Company supports a Defined Benefit Pension Plan (Pension Plan) and Supplemental Executive Retirement Plan (SERP) with contributions based upon actuarial computations which take into account many assumptions and factors including, among others, projected average salary and time in service. Directors of the Company who are not employees are not eligible to participate in the Pension Plan and SERP. The Company's 1996 expense for the Pension Plan of $1,093,500 was 3% of the total remuneration of those participants covered by the Pension Plan for the fiscal year 1996. Under the pension provisions, the credited years of service for the Named Executive Officers listed in the proceeding compensation table are as follows: Messrs. James R. Oyler, 2 years; Ronald R. Sutherland, 15 years; John T. Lemley, 1 year; Gary E. Meredith, 20 years; and Charles R. Maule, 1 year.

   The Company maintains a non-qualified deferred compensation plan or SERP for certain executives selected by the Compensation Committee of the Board. Under the SERP, an executive's annual retirement income commencing at age 65 (and having at least three years of service under the SERP) equals 66.7% of the executive's average base salary reduced by the executive's annual benefit under the Pension Plan multiplied by a fraction the numerator of which is the total number of years of service with the Company (up to a maximum of ten) and the denominator of which is ten. For purposes of the SERP, the term "average base salary" is defined as the average of the executive's base compensation over a three year period, excluding all other forms of compensation except amounts deferred under the Company's 401(k) Plan and the SERP.

   Messrs. James R. Oyler, Ronald R. Sutherland, John T. Lemley, Gary E. Meredith, and Charles R. Maule are currently participating in the SERP and have 3, 16, 2, 20, and 1 year(s) of service, respectively, credited under the SERP and are expected to have at least 10 years of service credited under the Pension Plan at age 65. The Company has purchased life insurance for its benefit on the lives of some or all of the participants. It is anticipated that the life insurance proceeds payable upon the death of plan participants will reimburse the Company for the after-tax cost of benefit payments, premiums, and a factor for the cost of money.

   The following table illustrates the approximate annual retirement benefits (not including social security benefits) under the SERP, assuming retirement at age 65, based upon years of accredited service and final qualifying earnings as defined in the Pension Plan and SERP, and also assuming that the employee elects a straight life annuity.

                                                                            Years of Service
                                                           ------------------------------------------------
       Remuneration (1)                                       15        20        25        30        35
       ----------------                                    --------  --------  --------  --------  --------
         $125,000  ....................................    $ 83,375  $ 83,375  $ 83,375  $ 83,375  $ 83,375
          150,000  ....................................     100,050   100,050   100,050   100,050   100,050
          175,000  ....................................     116,725   116,725   116,725   116,725   116,725
          200,000  ....................................     133,400   133,400   133,400   133,400   133,400
          225,000  ....................................     150,075   150,075   150,075   150,075   150,075
          250,000  ....................................     166,750   166,750   166,750   166,750   166,750
          300,000  ....................................     200,100   200,100   200,100   200,100   200,100
          400,000  ....................................     266,800   266,800   266,800   266,800   266,800
          450,000  ....................................     300,150   300,150   300,150   300,150   300,150
          500,000  ....................................     333,500   333,500   333,500   333,500   333,500

-------------------

(1) For purposes of determining benefits at normal retirement, remuneration is based upon the average qualifying earnings of the employee. Under the Pension Plan, this is the average of the five consecutive calendar years that will produce the highest average earnings out of the last ten calendar years of employment. Under the SERP, this is the average of the three consecutive calendar years of employment with the Company that produces the highest annual average. For 1996, compensation taken into account under the Pension Plan for any individual in any year was limited to $150,000.

             REPORT OF THE COMPENSATION AND STOCK OPTIONS COMMITTEE
                           OF THE BOARD OF DIRECTORS

General

   The following report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 (the "1933 Act") or under the Securities Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either the 1933 Act of the 1934 Act.

   The Compensation and Stock Options Committee of the Board of Directors (the "Committee") establishes and oversees the general compensation policies of the Company, which include specific compensation levels for executive officers, cash incentive initiatives for executives and the technical staff, and the 1995 Long-Term Incentive Equity Plan. The Committee is composed of the Chairman of the Board and the four independent outside directors.

   E&S operates in highly competitive businesses and competes nationally for personnel at the executive and technical staff level. Outstanding candidates are aggressively recruited, often at premium salaries. Highly qualified employees are essential to the success of the Company. The Company is committed to providing competitive compensation that helps attract, retain, and motivate the highly skilled people it requires. The Committee strongly believes that a considerable portion of the compensation for the Chief Executive Officer and other top executives must be tied to the achievement of business objectives and to business unit and overall company performance, both current and long-term.

Executive Compensation

   The salary of the Chief Executive Officer is established solely by the Committee, while the salary of other executives is recommended by the Chief Executive Officer for review and approval of the Committee. Prime sources of information in determining executive salaries is a survey published by the American Electronics Association (AEA), entitled "Executive Compensation in the Electronics Industry", and a survey published by Radford Associates entitled "Management Total Compensation Report", a major source for executive and top management compensation in high-tech industries. The Committee has determined that, as a general rule, executive, management, and top technical salaries should be at or near the 50th percentile of these surveys.

   In 1995, the Committee approved a Management Incentive Plan (MIP), which provides financial incentives for certain key executives and managers of the Company to achieve profitable growth. Participation is limited to those who significantly and directly contribute through their actions to the profitable growth of the Company. The MIP incentive is based on operating profit achievement relative to the annual operating plan. Measurement for corporate (functional) managers is total corporate performance, while measurement for business unit managers is both corporate and business unit performance. The MIP incorporates an operating profit level that must be attained before bonuses may be earned, as well as individual maximums on annual incentive amounts. This provision ensures a return to shareholders prior to any incentive payments being made.

   Other than the company's pension plan and SERP, the long-term component of compensation for the Chief Executive Officer and other executives is the 1995 Long-Term Incentive Equity Plan. The plan does not provide for automatically-timed option grants, but rather provides for grants at the discretion of the Committee. In general, stock options are granted to executives, key managers, and technical staff whose individual assignments are anticipated to have high leverage in terms of achieving the longer-term objectives of the Company. This report is submitted by the members of the Compensation and Stock Options Committee.

      Stewart Carrell           Peter O. Crisp       John E. Warnock
      Henry N. Christiansen     Ivan E. Sutherland

Termination of Employment and Change of Control Arrangements

   In April 1984, the Board of Directors authorized a form of severance agreement which provides that, upon termination of employment (i) by the Company within two years of a change in control which has not been approved by a majority of the directors in office immediately preceding such change in control (an "unapproved change in control") or (ii) by the executive for good reason within two years after such an unapproved change in control, such executive will be entitled to receive, among other things, an amount equal to the sum of his base salary at the date of termination plus any amount awarded under the President's Plan or the Executive Plan for the year preceding the year of termination multiplied by two and a pro rata portion of any award related to any uncompleted performance award period under the President's Plan, the Executive Plan, or the Stock Bonus Plan. Such agreements would also require the Company to provide certain benefits, including insurance coverage, for each person after termination of employment for a two year period and to provide each person with an amount in cash equal to an amount which he would have received under the Company pension plans had he been fully vested and had he remained employed for two additional years, reduced by the pension benefits he will actually receive under such pension plans. However, each executive may terminate employment with the Company within 90 days of an unapproved change in control without good reason, in which case the severance benefits are limited to an amount in cash equal to the sum of his annual base salary at the date of termination plus an amount equal to the amount of any award received under the President's Plan, the Executive Plan, or the Stock Bonus Plan for the year preceding the year of termination. Such arrangements confer no benefits either prior to an unapproved change in control nor after a change in control which has been approved by the Board of Directors as described above. Because such agreements may impose significant costs upon the Company following a change in control, they may tend to discourage takeover attempts. The Board of Directors has authorized the President or the Board, in his or their discretion, to cause the Company to enter into such severance agreements with up to approximately twelve persons, including some or all of the officers of the Company and such other key employees as the President shall in his discretion designate. The Company has not yet entered into any such agreements.

   In addition to the Termination of Employment and Change of Control protection for key officers noted above, the Company has entered into separate agreements with certain executive officers of the Company regarding severance and termination issues. A summary of these agreements follow:

   On November 29, 1994, an agreement was entered into with Mr. James R. Oyler, President and Chief Executive Officer, which provides, in the unlikely event that circumstances result in dismissal, regardless of the quality of service he has rendered, for other than cause, the Company will pay him an amount equal to one year's base salary, plus the amount, if any, of the prior year's bonus, and medical and life insurance benefits for one year.

   On December 6, 1994, an agreement was entered into with Mr. Gary E. Meredith, Senior Vice President and Secretary, which provides, in the unlikely event that circumstances result in dismissal, regardless of the quality of service he has rendered, for other than cause, the Company will pay him an amount equal to one and a half times the then current year's base salary, plus the amount, if any, of the prior year's bonus. In addition, the Company will pay the medical insurance premiums under the Company's regular insurance plan for continuation coverage and, after the expiration of continuation coverage, under the conversion policy provided under the medical plan. The Company will also pay a single sum cash payment for Company defined benefit pension plan service lost due to early termination. If at any time Mr. Meredith voluntarily terminates his employment, the severance policies set forth in the Company's Employee Handbook and Policies shall apply.

                      COMPARATIVE STOCK PERFORMANCE CHART

   The following graph presents a five year comparison of cumulative total shareholder return for the Company's common stock, the Hambrecht & Quist Computer Hardware Sector Index, and the Standard & Poor's 500 Index. It assumes the investment of $100 on January 1, 1992, with the reinvestment of all dividends. Total shareholder returns for prior periods are not an indication of future investment returns.

                Comparison of Five Year Cumulative Total Return

                           [LINE GRAPH APPEARS HERE]

                              Specific Plot Points

                                                 1992  1993  1994  1995  1996
                                                 ----  ----  ----  ----  ----
          Evans & Sutherland     ...............    84    89    69  115  130
          Hambrecht & Quist      ...............    86    91   113  162  215
          Standard & Poor 500    ...............   108   118   120  165  203


                      COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than ten-percent beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

   Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 27, 1996 with all Section 16(a) filing requirements applicable to the Company's officers, directors, and greater than ten-percent beneficial owners.

                             SHAREHOLDER PROPOSALS

   Proposals by shareholders of the Company that are intended to be presented by such shareholders at the Company's 1998 Annual Meeting of Shareholders must be received by the Company on or before December 18, 1997 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

   The Board of Directors knows of no other matters to be acted upon at the meeting. However, if any other matters properly come before the meeting, it is intended that the persons voting the proxies will vote them in accordance with their best judgment.

                             ADDITIONAL INFORMATION

   Evans & Sutherland will provide without charge to each person solicited, upon oral or written request of any such person, a copy of the Company's annual report on Form 10-K, including the consolidated financial statements and the financial statement schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. Direct any such correspondence to the Secretary of the Company.

                                EVANS & SUTHERLAND COMPUTER
                                  CORPORATION



                                Gary E. Meredith
                                Senior Vice President and
                                Secretary

SIDE 1
------


                                     PROXY

                    EVANS & SUTHERLAND COMPUTER CORPORATION
             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 22, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints James R. Oyler and Gary E. Meredith and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse, all shares of Common Stock of Evans & Sutherland Computer Corporation, a Utah corporation (the "Company"), held of record by the undersigned, on March 24, 1997, at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, May 22, 1997 at 11:00 a.m., local time, at the Company's principal executive offices located at 600 Komas Drive, Salt Lake City, Utah 84108, or at any adjournment or postponement thereof, upon the matters set forth on the reverse, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE, "FOR" THE PROPOSAL TO AMEND THE EVANS & SUTHERLAND 1995 LONG-TERM INCENTIVE EQUITY PLAN, AND "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE COMING YEAR. PLEASE COMPLETE, SIGN, AND DATE THIS PROXY WHERE INDICATED AND RETURN PROMPTLY IN THE ACCOMPANYING PREPAID ENVELOPE.

                        (To be Signed on Reverse Side.)



SIDE 2
------

[X] Please mark your votes as in this example.

FOR ALL nominees listed at right (except to the contrary below) [ ]

1. ELECTION OF DIRECTORS, each to serve for a three year term expiring at the Company's Annual Meeting to be held in the year 2000 and until their respective successors are duly elected and qualified.

   WITHHOLD AUTHORITY to vote for all nominees listed at right [ ]

   Nominees: Peter O. Crisp and Ivan E. Sutherland.

   (Instructions: To withhold authority to vote for any individual nominee, write that nominee(s) name on the space provided below:)

   ---------------------------------------------------------------------------

2. Proposal to amend the Evans & Sutherland 1995 Long-Term Incentive Equity
   Plan.  [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. Proposal to ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending December 31, 1997.
          [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED
   ENVELOPE.

Signature ___________ Date ________ Signature ____________ Date ________________

Note: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.